ANNUAL RATCHET DEATH BENEFIT RIDER

                         ANNUAL RATCHET TO AGE [85] GMDB
                                    (7/16/09)

The term "Contract" as used in this Rider applies to either a Contract or Certificate. This Rider is part of your Contract, and the same definitions set forth in your Contract apply to the capitalized terms, except as modified below. There are new definitions in this Rider which are introduced below. The benefits described in this Rider are subject to all the terms and conditions contained in your Contract, except as modified below. In this Rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company, "you" and "your" mean the Owner and "Rider" means this Rider.

The Effective Date of this Rider is your Contract Date.

I.   THIS RIDER'S GUARANTEED MINIMUM DEATH BENEFIT

Subject the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) as described below. The GMDB is derived from a Benefit Base as described in Part II of this Rider. You must allocate amounts to the Guaranteed Benefit Investment Options to create a GMDB Benefit Base in order to receive benefits under this Rider.

The GMDB under the Contract will be the Annual Ratchet to Age [85] Benefit Base. The Rider describes the operation of the Annual Ratchet to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Base, the cost of this Rider and how this Rider may terminate.

II. OPERATION OF THE GUARANTEED MINIMUM DEATH BENEFIT

A.       ANNUITY ACCOUNT VALUE

         "Annuity Account Value" as defined in Section 1.02 of your Contract means the sum of (i) your Guaranteed Benefit Annuity Account Value and
         (ii) your Non-Guaranteed Benefit Annuity Account Value.

         "Guaranteed Benefit Annuity Account Value" means the sum of the amounts held for you in the Guaranteed Benefit Investment Options, and if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Guaranteed Benefit Investment Options. While Contributions and transfers to your Guaranteed Benefit Annuity Account Value create your GMDB as described in this Rider, your Guaranteed Benefit Annuity Account Value itself is not a guaranteed value. It is subject to Investment Fund performance as described in Sections 1.14 and 2.03 of your Contract.

         "Non-Guaranteed Benefit Annuity Account Value" means the sum of amounts held for you in the Non-Guaranteed Benefit Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Non-Guaranteed Benefit Investment Options.

         The initial Guaranteed Benefit Investment Options and Non-Guaranteed Investment Options are shown in the Data Pages. All terms and conditions of the Contract applicable to your Investment Options apply to Guaranteed Benefit and Non-Guaranteed Benefit Investment Options. [Additional terms and conditions applicable to your Guaranteed Benefit Investment Options are described in the "Endorsement Applicable to Investment Options and the Endorsement Applicable to Special [Money Market] Dollar Cost Averaging."]


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B.       GMDB BENEFIT BASE

         Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is created or increased by allocating a Contribution as described in Part III of your Contract ("Contributions and Allocations") or making a transfer, as described in Part IV of your Contract ("Transfers Among Investment Options") from a Non-Guaranteed Benefit Investment Option to a Guaranteed Benefit Investment Option. While this Rider is in effect, once amounts are allocated or transferred to the Guaranteed Benefit Investment Options, they may be transferred only among these Options. Additional transfer rules are described in the Data Pages.

         Your GMDB Benefit Base is the Annual Ratchet to Age [85] Benefit Base ("Ratchet Benefit Base"). Your initial Ratchet Benefit Base is equal to your initial Contribution or transfer to the Guaranteed Benefit Investment Options. Thereafter, the Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer from a Non-Guaranteed Benefit Investment Option to a Guaranteed Benefit Investment Option, and the Benefit Base is adjusted for withdrawals. The way we calculate your Ratchet Benefit Base is described below.

         [THE FOLLOWING TEXT WILL APPEAR WHEN THE CONTRACT OWNER ELECTS THE EXTRA CREDIT CONTRACT WITH GMIB] [Any Credits provided under your Endorsement Applicable to Credits Applied to Annuity Account Value are not used for purposes of determining your Ratchet Benefit Base. When you make a Contribution to the Guaranteed Benefit Annuity Account Value, only the amount of the Contribution, excluding any Credits, is included in determination of the Benefit Base. When you make a transfer from the Non-Guaranteed Benefit Annuity Account Value to the Guaranteed Benefit Investment Options, the amount of any Credits that had been applied to the Non-Guaranteed Benefit Annuity Account Value are considered transferred first and are not included in determination of the Benefit Base. Transfers to the Guaranteed Benefit Annuity Account Value do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) that were applied to the Non-Guaranteed Benefit Annuity Account Value have been transferred to the Guaranteed Benefit Annuity Account Value.]

         Your Non-Guaranteed Benefit Annuity Account Value is not used for purposes of determining your Ratchet Benefit Base. If we discontinue transfers and Contributions to the Guaranteed Benefit Investment Options, you will not, thereafter, be able to create or add to the Ratchet Benefit Base.

III.     RATCHET BENEFIT BASE

         On each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the Guaranteed Benefit Annuity Account Value is greater than the current Ratchet Benefit Base, the Ratchet Benefit Base is reset to equal the Guaranteed Benefit Annuity Account Value.

IV. EFFECT OF WITHDRAWALS ON YOUR RATCHET BENEFIT BASE

[The Ratchet Benefit Base will be reduced pro-rata by withdrawals from the Guaranteed Benefit Annuity Account Value.

A pro-rata reduction is determined as follows:

         1) Divide the amount of the withdrawal by your Guaranteed Benefit Annuity Account Value immediately preceding the withdrawal;


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         2) Multiply the fraction calculated in (1) by the amount of your
         Ratchet Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your Ratchet Benefit Base by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

V.   THE COST OF THIS RIDER

The charge for this benefit is [0.25%] of the Ratchet Benefit Base. This charge is based on the Ratchet Benefit Base on your Contract Date Anniversary.

We will determine and deduct the above charge annually from your Guaranteed Benefit Annuity Account Value on each Contract Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Part VI of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Guaranteed Benefit Annuity Account Value on a pro rata basis.

VI.  TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate: (i) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (ii) amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or (iii) except as provided below, you change the Owner of the Contract, or (iv) you make an absolute assignment this Contract, or (v) you do not allocate amounts to the Guaranteed Benefit Investment Options as of the Contract Date Anniversary following your attainment of age [75], or (vi) termination is required by an endorsement to your Contract, or (vii) the Contract terminates, or (viii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner's death, or (iv) your GMIB Rider terminates (if applicable).

In accordance with clause (iii) in the immediately preceding paragraph, this Rider will not terminate if either of the following occurs:

         1. a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

         2. a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

VII. SPECIAL RULES APPLICABLE TO YOUR RIDER WHEN OWNERSHIP OF THE CONTRACT IS OTHER THAN ON AN INDIVIDUAL BASIS.

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th] birthday will instead accumulate to the Contract Date Anniversary following the[85th ] birthday of the older Joint Owner. Also, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th ] birthday will instead be limited to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner.


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For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th ] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant. Also, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th] birthday will instead be limited to the Contract Date Anniversary following the [85th] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant and any optional reset will be limited to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron               /s/ Karen Field Hazin
-------------------------------------    ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
President and Chief Executive Officer    Secretary and Associate General Counsel


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